Exhibit 99.1

Release:	Immediate
Contact:	David Miller (editorial/media)	Michael Sullivan (financial community)
	(408) 563-9582	(408) 986-7977

Applied Materials Appoints Susan M. James to Board of Directors

SANTA CLARA, Calif., December 8, 2009 – Applied Materials, Inc. today announced the appointment of Susan M. James to serve on its Board of Directors, effective immediately. Ms. James has also been appointed to serve as a member of the Board’s Audit Committee.

“Sue brings to Applied a wealth of financial knowledge and extensive finance and accounting experience from working with global technology companies,” said Mike Splinter, chairman and CEO of Applied Materials. “Her expertise will be invaluable to the Board, and we look forward to her insight as we execute on our multi-business strategy.”

Ms. James was a partner at Ernst & Young, serving as the partner-in-charge of the audit work for a significant number of technology companies, including Intel Corporation, Sun Microsystems, Amazon.com, Autodesk and the Hewlett-Packard Corporation. Ms. James joined Ernst & Young in 1975, became a partner in 1987, and since June 2006 has been a consultant to the firm. She also served on the Ernst & Young Americas Executive Board of Directors from January 2002 through June 2006. Ms. James is a certified public accountant and a member of the American Institute of Certified Public Accountants. She serves on the boards of directors of Coherent, Inc. and the non-profit Tri-Valley Animal Rescue.

Ms. James holds B.S. degrees from Hunter College and San Jose State University.

Applied Materials, Inc. (Nasdaq:AMAT) is the global leader in Nanomanufacturing Technology™ solutions with a broad portfolio of innovative equipment, services and software products for the fabrication of semiconductor chips, flat panels, solar photovoltaic cells, flexible electronics and energy efficient glass. At Applied Materials, we apply Nanomanufacturing Technology to improve the way people live. Learn more at www.appliedmaterials.com.

###